UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 19, 2005

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	000-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In this report, we refer to Tully’s Coffee Corporation as “we,” “us,” or “Tully’s.” We make forward-looking statements in this report that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations and our financial condition, plans, objectives and performance. Additionally, when we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. The forward-looking statements are not guarantees of future performance and results or performance may differ materially from those expressed in our forward-looking statements.

The license and supply agreements with our licensee for Japan, Tully’s Coffee Japan Co., Ltd. (a subsidiary of FOODX Globe Co. Ltd.), are subject to renewal at the end of Fiscal 2006 and the parties have been in discussion regarding possible modifications in these license and supply agreements. (In this report, Tully’s Coffee Japan Co., Ltd. and FOODX Globe Co. Ltd. are collectively referred to as “FOODX.”) In the course of those discussions, the parties discussed various possible outcomes. As the result of these discussions, on August 19, 2005, Tully’s and FOODX entered into an agreement (referred to in this report as the “Japan Rights Agreement”), under which Tully’s has agreed to sell to FOODX all of Tully’s rights, title and interest for Japan with respect to the Tully’s trademarks, store designs, processes and other intellectual property assets and rights for the Tully’s business in Japan (the “Japan Rights”). Under the Japan Rights Agreement, the parties also agreed to resolve a tax indemnification claim previously made by FOODX at the closing of the Japan Rights transaction without any further payments by either party. The Japan Rights Agreement provides that the transaction will close on or before August 31, 2005, subject to certain pre-closing conditions.

The Japan Rights Agreement provides that at the closing of the transaction, FOODX will pay $17,500,000 to Tully’s as described in this paragraph. In the closing of the transaction, FOODX will pay a portion of the purchase price directly to Kent Central LLC (“KCL”) on Tully’s behalf in order to fully repay the KCL promissory note and related accrued interest (which aggregated $1,164,000 as of August 17, 2005) and obtain a release of KCL’s security interest in the Japan Rights. Subject to possible withholding of Japanese taxes as described below, the remainder of the $17,500,000 will be paid directly to Tully’s at the closing of the transaction. After the repayment of KCL and effective on the closing, we will terminate the agreement between Tully’s and the guarantors and remove their conditional security interest in the Japan Rights.

Under the income tax treaty between Japan and the United States, we expect that the payment of the purchase price will be exempt from Japanese income taxes. However, depending upon the status of certain tax filings at the closing date of the Japan Rights sale, taxes may be withheld in Japan at the time of payment and in such event Tully’s would be required to submit a claim for withholding tax refund under the treaty after those tax filings are finalized. We have not completed our evaluation of the amount of U.S. federal and state income taxes which may be payable with respect to this transaction, but expect that substantially all of the taxable gain on this transaction will be offset by our net operating loss carryforwards.

Under the Japan Rights Agreement, the license and supply agreements with FOODX will terminate at the closing date, and Tully’s will cease to receive license fees and coffee roasting fees from FOODX for periods commencing after July 31, 2005. As the result of the termination of these agreements, as of the date of closing of the transaction, we expect to recognize the deferred licensing revenue related to these agreements, which aggregated $4,472,000 as of July 3, 2005. The Japan Rights Agreement does not provide FOODX with the right to use Tully’s proprietary intellectual properties outside of Japan and does not affect Tully’s ownership or rights with respect to the Tully’s intellectual properties outside of Japan. Tully’s and FOODX have agreed to cooperate in the development of the Tully’s brand for the mutual benefit of the two companies.

Tully’s estimates that upon the closing of this transaction as described above, it would recognize approximately $21.5 million of nonrecurring income before income taxes, as follows (dollars in thousands):

Japan rights sale	$17,500
Less- transaction costs	(400)

Gain from transaction, before income taxes	17,100
Recognition of deferred licensing revenues on termination of license agreement and supply agreement	4,400

Total	$21,500

On August 22, 2005, we issued a press release relating to the Japan Rights Agreement described above, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(b) Pro Forma Financial Information

Pro forma financial information with regard to the Japan Rights transaction is included in the Tully’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2005.

(c) Exhibits

Exhibit	Description
10.1	Asset Purchase Agreement by and between Tully’s Coffee Japan Co., Ltd. and Tully’s Coffee Corporation, dated August 19, 2005 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2005, as filed with the Commission on August 22, 2005)

99.1*	Press Release issued by Tully’s Coffee Corporation on August 22, 2005.

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: August 22, 2005	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
10.1	Asset Purchase Agreement by and between Tully’s Coffee Japan Co., Ltd. and Tully’s Coffee Corporation, dated August 19, 2005 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2005, as filed with the Commission on August 22, 2005)

99.1*	Press Release issued by Tully’s Coffee Corporation on August 22, 2005.

*	Filed herewith